Exhibit 99.1

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis provides information which our management believes is relevant to an assessment and understanding of our financial condition and results of operations. This discussion and analysis should be read together with our results of operations and financial condition and the audited and unaudited consolidated financial statements and related notes that are included elsewhere in this Annual Report on Form 10-K. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this Annual Report on Form 10-K.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in our consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

As used in this discussion and analysis, references to “XL,” “the company,” “we,” “us” or “our” refer only to Spruce Power Holding Corporation (previously XL Fleet Corp.) and its consolidated subsidiaries.

Overview

We are a provider of fleet electrification solutions for commercial vehicles in North America, offering our systems for vehicle electrification (our “Drivetrain” or “Power Drive” business) and through our energy efficiency and infrastructure solutions business, including charging stations to enable customers to effectively plug in their electrified vehicles (our “XL Grid” business). Beginning in January 2022, the Company operates under these two segments, Drivetrain and XL Grid.

In over 10 years of operations, we believe that we have built a large customer base deploying Class 2-5 vehicles across North America. Our fleet electrification solutions for commercial vehicles provide the market with cost-effective hybrid and plug-in hybrid solutions with on-board telematics that are available for sale and deployment across a broad range of popular vehicle chassis from the world’s leading OEMs. We launched our XL Grid Business in December 2020 and with the acquisition of World Energy Efficiency Services, LLC (“World Energy”) in May 2021, we are able to offer comprehensive solutions to commercial fleets to sustainably transform their operations.

Through the capabilities we acquired with World Energy, we are able to provide turnkey energy efficiency, renewable technology, electric vehicle charging stations and other energy solutions throughout New England, which adds capability and capacity to our XL Grid division. We currently sell most of our Power Drives through a network of commercial vehicle upfitters.

Our current electrified Power Drives systems are comprised of an electric motor that is mounted onto the vehicle’s drive shaft, an inverter, motor controller, and a lithium ion battery pack to store energy to be used for propulsion. No other significant modifications to the vehicle are required, and no changes are made to the internal combustion engine or transmission. We deploy our electrified Power Drives systems (XLH™) onto the chassis of vans, pickups, shuttle buses, delivery trucks, and many other commercial vehicles produced by leading OEMs such as Ford, RAM, GMC, Chevrolet and Isuzu. This technology can be installed as the vehicles are being manufactured by industry standard second stage manufacturers, known as upfitters, in less than one day, with no negative impact on the vehicles’ operational performance or factory warranties and with reduced maintenance cost. Our electrified powertrain systems capture and store energy during braking and subsequently deploy that energy into the driveline during acceleration, operating in parallel with the existing OEM drive train. Our systems enable vehicles to burn less fuel and emit less CO2. To date, vehicles deploying our electrification solutions have driven over 181 million miles.

The Company is currently conducting a strategic review which includes assessing its offerings, strategy, processes and growth opportunities. While this strategic review is ongoing, the Company will be narrowing its focus in 2022 to concentrate on those areas the Company considers to be the most profitable, both in the short- and long-term. As part of this, the Company took actions to align the team and resources with its short-term needs. This included the elimination in February 2022 of 51 positions across the organization.

With our acquisition of World Energy, we became a provider of energy efficiency, renewable technology, electric vehicle charging station and other energy solutions to customers across the New England region. By leveraging our comprehensive solutions in combination with utility incentive programs, project management and financing, we assist companies throughout all aspects of the fleet vehicle electrification process. We provide full-service electric vehicle charger installations, including the assessment of a location’s electrical infrastructure, site layout of the charging area plan and equipment installation. We believe that the availability of robust electric vehicle charging and infrastructure solutions is critical to meeting the long-term fleet electrification goals of our customers which in turn will translate into growth opportunities for the Company.

On December 21, 2020, (“Closing Date”) privately held XL Hybrids, Inc., a Delaware corporation, (“Legacy XL”) consummated the merger pursuant to that certain Agreement and Plan of Reorganization, dated as of September 17, 2020 (the “Merger Agreement”), by and among Pivotal Investment Corporation II (“Pivotal”), PIC II Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Pivotal (“Merger Sub”), and Legacy XL. Pursuant to the terms of the Merger Agreement, a business combination between Legacy XL and Pivotal was effected through the merger of Merger Sub with and into Legacy XL, with Legacy XL surviving as a wholly-owned subsidiary of Pivotal (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). In connection with the closing of the Business Combination, Pivotal Investment Corporation II changed its name to XL Fleet Corp.

Recent Developments

Acquisition of World Energy: On May 17, 2021 (“Closing Date”), we acquired 100% of the membership interests of World Energy for total consideration of $12.5 million, consisting of cash of $8.0 million, a working capital adjustment of $0.5 million, the fair value of shares issued at closing of $1.5 million, the fair value of the earnout of $1.0 million and the portion of deferred obligation to issue shares of common stock of $1.5 million. With respect to the share component of the purchase price, 231,002 shares were issued at the Closing Date, with an additional 231,002 shares issued on November 15, 2021, the six-month anniversary of the Closing Date.

In addition to the above, we are obligated to issue an additional 462,004 shares in equal installments on the 24- and 30-month anniversaries of the Closing Date to the former owners. Of these 462,004 shares, 298,701 are contingent upon their continued employment with us, and as such were considered compensation expense for accounting purposes and are being amortized over the service period.

World Energy provides turnkey energy efficiency, renewable technology, electric vehicle charging stations and other energy solutions throughout New England. We completed the acquisition to further the strategy of our XL Grid business to provide a suite of charging and power solutions to support fleet electrification.

Minority investment in eNow: On July 15, 2021, XL Fleet made an investment of $3.0 million into eNow, a developer of solar and battery power systems that will enable fully-electric transport refrigeration units (“eTRUs”) for Class 8 commercial trailers. In exchange for the investment, eNow issued to the Company a convertible debenture (the “eNow Convertible Note”) dated July 15, 2021 (the “Issuance Date”) in the original principal amount of $3.0 million, at the rate of 8% per annum and due on December 31, 2022. The investment was classified as an available-for-sale security. The parties also entered into a supply agreement whereby eNow would exclusively purchase batteries for its eTRU systems from XL Fleet. After reviewing the status of eNow’s financial condition on December 31, 2021, the Company determined that the investment in the eNow Convertible Note was fully impaired and recorded a charge to the Statement of Operations for $3.0 million. Due to supply chain constraints limiting the availability of batteries, the parties are negotiating the termination of the aforementioned supply agreement.

Leadership Transition: On November 1, 2021, the Company entered into an executive employment agreement with Eric Tech (the “Employment Agreement”), pursuant to which Mr. Tech became the Company’s Chief Executive Officer effective December 1, 2021. In addition, on January 31, 2021, the Company’s Chief Financial Officer resigned. An interim replacement was named until the Company can find a permanent replacement.

Public Health Emergency of International Concern: On March 11, 2020, the World Health Organization categorized the COVID-19 outbreak a “Public Health Emergency of International Concern” as global pandemic and recommended containment and mitigation measures. As part of these efforts, and in accordance with applicable government directives, beginning in late March 2020, we implemented work from home policies where practical at our facilities. Effective December 31, 2021 all 177 employees were working full-time from one of our five offices or from home. Current COVID policies include universal facial covering requirements if not vaccinated, rearranging facilities to follow social distancing protocols, employees self-screening before going into the office, enhanced cleaning procedures, ability to go mask-free if proof of vaccination is provided to Human Resources, and strict quarantine protocols for any suspected or confirmed employee cases. However, the COVID-19 pandemic and the continued precautionary actions taken related to COVID-19 have adversely impacted, and are expected to continue to adversely impact, our operations, our contractors and the automotive original equipment manufacturers.

We have experienced, and expect to continue to experience, significantly reduced operations and production line shutdowns at vehicle OEMs due to COVID-19, which reduced chassis deliveries to fleet customers. XL and OEM manufacturers have and will continue to be impacted by supply chain shortages and we are experiencing limitations on travel by our personnel and personnel of our customers.

The COVID-19 pandemic and the protocols and procedures we have implemented in response to the pandemic have caused some delays in operational activities. The full impact of the COVID-19 pandemic on our business and results of operations subsequent to December 31, 2021 will depend on future developments, such as the ultimate duration and scope of the outbreak and its impact on its operations and impact on our customers and industry partners.

As the coronavirus pandemic continues to evolve, we believe the extent of the impact to our business, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the coronavirus pandemic and its impact on the U.S. and global economies. Those primary drivers are beyond our knowledge and control, and as a result, at this time we are unable to predict the cumulative impact, both in terms of severity and duration, that the coronavirus pandemic will have on our business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period. Although we have made our best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management. Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term by these conditions, and if so, we may be subject to future impairment losses related to long-lived assets as well as changes to recorded reserves and valuations. In addition, we believe that the impact of the global microchip shortage that the entire vehicle industry is currently experiencing will adversely impact our operating results in fiscal year 2022 and possibly thereafter.

Paycheck Protection Program Loan: On May 8, 2020, we received loan proceeds in the amount of $1.1 million under the Paycheck Protection Program (“PPP”). The PPP was established as part of CARES Act and provided for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the business, subject to certain limitations. The loan bore interest at a rate of 1.0% per annum and required payment of principal in full upon the maturity date of April 21, 2022. Interest on the loan accrued from the date inception of the loan, interest payments were deferred for Deferral Period, and commencing one month from the expiration of the first six months (the “Deferral Period”), principal and interest were to be paid monthly in equal payments in such amounts which fully amortized the principal and interest amount by the maturity date of the loan. The loan and accrued interest were forgivable to the extent the borrower uses the loan proceeds for eligible purposes over a 24 week period subsequent to receiving the loan, including payroll, benefits, rent and utilities, and so long as the borrower maintains threshold levels of pre-funding employment and wage levels. We utilized the proceeds of the loan to fund payroll, benefits, rent and utilities. The PPP loan and accrued interest were repaid in full in December 2020 following consummation of the Business Combination.

Public Company Costs

As a consequence of the Merger, we are an NYSE-listed company, which required us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Additionally, we expect our capital and operating expenditures will increase significantly in connection with ongoing activities as we:

●	increase our investment in marketing, advertising, sales and distribution infrastructure for our existing and future products and services;

●	develop additional new products and enhancements to existing products;

●	obtain, maintain and improve our operational, financial and management performance;

●	hire additional personnel;

●	obtain, maintain, expand and protect our intellectual property portfolio; and

●	operate as a public company.

Comparability of Financial Information

Our historical operations and statements of assets and liabilities may not be comparable to our operations and statements of assets and liabilities as a result of the Business Combination.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors—Risks Related to our Business and Industry.”

We are a provider in fleet electrification and energy efficiency infrastructure solutions. We have a strategy to leverage our existing products and sales channels to market. Key factors affecting our operating results include our ability to execute on the results of the Company’s strategic review, which includes narrowing the focus of the Company on the most profitable products and strategically reducing some aspects of the Company’s hybrid offering. There are challenges and risks to our plan to capture these opportunities, such as:

●	system architecture design choices must provide adequate functionality and value for customers;

●	component sourcing agreements must deliver targets for cost reduction while maintaining high quality and reliability;

●	sales and marketing efforts must be effective in forging the relationships to deliver these products to market and generate demand from the end users and channel partners;

●	OEMs and principal equipment component suppliers must be able to provide ample supply throughout the year to meet our Power Drive sales goals. We have experienced interruptions in OEM vehicle supply amid a worldwide microchip shortage. This resulted in very limited OEM deliveries of new chassis to our commercial customers during 2021. We are expecting some increase in deliveries in 2022, but there will likely be a significant adverse impact on vehicle deliveries resulting from the microchip shortage. This has had and continues to have an adverse impact on our operating results in fiscal year 2021 and is expected to continue in 2022; We have flexibility to also provide our Power Drive systems as a retrofit for existing fleet vehicles and a good portion of our 2021 product shipments were for retrofits. We re-entered the California market with the California Air Resources Board (CARB) approval in June 2021 for our Ford Transittm HEV systems and received CARB approval in February 2022 for our battery electric Ford F-600 platform, We have seen positive signs in terms of increased budgets from municipal customers, but we believe the OEM chip shortage is hindering the rebound in that area of the market, despite budget availability;

●	energy-efficiency upgrades must translate into a positive return on investment for our customers; and

●	our success will depend on our ability to support our customers in their drive to electrify their fleets.

Key Components of Statements of Operations

Research and Development Expense

Research and development expenses consist primarily of costs incurred for the discovery and development of our electrified powertrain offerings, which include:

●	personnel-related expenses including salaries, benefits, travel and share-based compensation, for personnel performing research and development activities;

●	fees paid to third parties such as consultants and contractors for outsourced engineering services;

●	expenses related to prototype materials, supplies and third-party services; and

●	depreciation for equipment used in research and development activities.

We expect our research and development costs to decline in 2022 as the Company narrows its focus based on its strategic review and reduces some aspects of our hybrid offerings.

Selling, General and Administrative Expense

Selling, general and administrative expenses consist of personnel-related expenses for our corporate, executive, finance, sales, marketing and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, amortization, travel, sales and marketing costs. Personnel-related expenses consist of salaries, benefits and share-based compensation. We expect our selling, general and administrative expenses to decrease in 2022 as we narrow our focus and take actions to align our team and resources with our short- term needs.

Other Income (Expense), Net

Other income and expense consists of impairment of investments, interest expense net of interest income, loss on extinguishment of debt, change in the fair value of warrant liabilities, change in the fair value of convertible notes payable derivative liabilities, change in fair value of obligation to issue shares of common stock to sellers of World Energy and loss on asset disposal.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial position and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. On an ongoing basis, we evaluate estimates, which include estimates related to warrant valuation, the valuation of the assets and liabilities related to the business combination of World Energy, reserves and net realizable value adjustments for inventory and warranty obligations, impairment assessments for goodwill and long-lived assets and valuation allowance as it relates to the realization of deferred tax assets. The Company’s critical accounting policies include revenue recognition and the accounting for business combinations. We base our estimates on historical experience and other market- specific or other relevant assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from those estimates or assumptions. The Company’s critical accounting policies include revenue recognition and the accounting for business combinations.

Results of Operations

Prior to the first quarter of 2022, the Company had one operating segment. In the first quarter of 2022, the Company’s Chief Executive Officer, upon completion of a strategic review that began upon his hiring in December 2021, restructured the Company into two distinct operating segments: (i) Drivetrain and (ii) XL Grid.

The Drivetrain segment provides fleet electrification solutions for commercial vehicles in North America while the XL Grid segment provides energy efficiency and infrastructure solutions to commercial customers. The XL Grid segment primarily consists of operating results from the Company’s acquisition of World Energy in May 2021, accordingly there are no segment results for the XL Grid segment in 2020 or 2019.

Comparison of Years Ended December 31, 2021 and 2020

The consolidated statements of operations for the years ended December 31, 2021 and 2020 are presented below:

	Years Ended December 31,		$	%
	2021	2020	Change	Change

(In thousands, except per share and share amounts)
Revenues	$15,600	$20,338	(4,738)	(23.3)
Cost of revenues	16,296	17,594	(1,298)	(7.4)
Gross profit (loss)	(696)	2,744	(3,440)	(125.4)
Operating expenses:
Research and Development	10,775	4,445	6,330	142.4
Selling, general and admin expenses	47,435	13,593	33,842	249.0
Loss from operations	(58,906)	(15,294)	(43,612)	285.2
Other (income) expense:
Interest expense, net	39	6,370	(6,331)	(99.4)
Loss on extinguishment of debt	—	1,038	(1,038)	(100.0)
Loss on asset disposal	26	—	26	—
Impairment of investment	3,000	—	3,000	—
Change in fair value of obligation to issue shares of common stock to sellers of World Energy	(565)	—	(565)	—
Change in fair value of warrant liabilities	(90,138)	35,015	(125,153)	(357.4)
Change in fair value of convertible notes payable derivative liabilities	—	2,889	(2,889)	(100.0)
Other income	(58)	—	(58)	—
Net income (loss)	$28,790	$(60,606)	89,396	(147.5)

Results for the Company’s two operating segments were as follows

	Years Ended December 31,		$	%
	2021	2020	Change	Change

(In thousands)
Drivetrain segment revenues	$2,839	$20,338	$(17,499)	(86.0)%
Drivetrain segment loss	(21,191)	(4,701)	(16,490)	(350.8)%

	Years Ended December 31,		$	%
	2021	2020	Change	Change

(In thousands)
XL Grid segment revenues	$12,761	$—	$12,761	—
XL Grid segment loss	(2,620)	—	(2,620)	—

Revenues

Revenues decreased by $4.7 million, or 23.3%, to $15.6 million in the year ended December 31, 2021 from $20.3 million for the year ended December 31, 2020. The decrease was primarily due to a net decrease of $17.5 million in revenues from the sale of our Power Drive systems. Interruptions in OEM vehicle supply amid a worldwide microchip shortage caused OEMs to stop taking fleet orders for much of 2021 limiting sales of our electrified Power Drive systems. We have flexibility to also provide our Power Drive systems as a retrofit for existing fleet vehicles. We have seen positive signs in terms of increased budgets from municipal customers, but we believe the OEM chip shortage hindered the rebound in that area of the market, despite budget availability. Hybrid Electric Vehicle (HEV) sales decreased $16.5 million and Plug-in Hybrid Electric Vehicles (PHEV) decreased $0.9 million. This decrease was partially offset by the addition of World Energy in May 2021 and its energy infrastructure solutions revenues of $12.8 million across 349 projects.

Cost of Revenues

Cost of revenues decreased by $1.3 million, or 7.4%, to $16.3 million in the year ended December 31, 2021 from $17.6 million for the year ended December 31, 2020. The decrease was primarily attributable to the decrease in the sales of Power Drive systems described above Direct cost of sales for the Power Drive units sold in 2021 decreased $14.0 million over the direct costs for the Power Drive units sold in 2020. Indirect costs increased $4.3 million primarily due to an increase in our inventory reserves of $2.7 million resulting from our plans to reduce some aspects of our hybrid offerings in 2022 and an increase of approximately $1.0 in warranty costs related to higher projected warranty claims. The microchips shortage has impacted the ability to comply with customers’ orders and the cost of production. This decrease in Power Drive cost of sales was partially offset by the cost of revenues related to World Energy, which was acquired in May of 2021, of $8.4 million for energy infrastructure projects completed.

Gross Profit (Loss)

Gross profit (loss) decreased by $3.4 million, or 125.4%, to $0.7 million gross loss in the year ended December 31, 2021 from $2.7 million gross profit for the year ended December 31, 2020. The decrease in gross profit (loss) was driven by lower gross profits on the sale of Power Drive systems of $7.8 million. This was offset by gross profit of $4.4 million on the sales of infrastructure projects from World Energy, which was acquired in May 2021.

Research and Development

Research and development expenses increased by $6.4 million, or 142.4%, to $10.8 million in the year ended December 31, 2021 from $4.4 million for the year ended December 31, 2020. The increase was primarily due to additional employee compensation costs of $3.4 million, professional service expenses of $0.8 million, and facilities and production costs of $2.1 million. The increase was primarily due to the hiring of 36 additional engineering staff to develop and broaden our Power Drives product lines as well as the opening of a new research and development facility in Wixom, MI in the second quarter of 2021.

Selling, General and Administrative

Selling, general, and administrative expenses increased by $33.8 million, or 249.0%, to $47.4 million in the year ended December 31, 2021 from $13.6 million for the year ended December 31, 2020. The increase consisted principally of an increase in headcount of 57 employees attributable to the responsibilities of becoming a public company and to build out our human resource, finance and sales infrastructure in the amount of $10.2 million. Legal, accounting and other professional fees increased approximately $8.6 million partially due to increased costs due to the requirements of being a public company. In addition, sales and marketing expenses increased $1.3 million including advertising, participations in conferences and tradeshows to generate revenue growth, and an increase of $1.2 million in insurance costs. For the year ended December 2021, selling, general, and administrative expenses include charges of $4.8 million related to the separation of the prior Chief Executive Officer, of which $4.4 million was a non-cash charge for modifications to outstanding stock awards. Additionally, with the acquisition of World Energy, selling, general, and administrative expenses in the period increased by approximately $4.4 million compared to the comparable period in the prior year, consisting principally of employee compensation, benefits and professional fees.

Other Income (Expense), Net

Interest expense, net decreased by $6.3 million, or 99.4%, to $0.4 million in the year ended December 31, 2021 from $6.4 million for the year ended December 31, 2020 primarily due to the Company repaying or converting substantially all debt prior to December 31, 2020. The change in fair value of warrant liability of $90.1 million for the year ended December 31, 2021 was principally due to a decrease in the fair value of our Common Stock while in the year ended December 31, 2020, the Company recognized a charge of $35.0 million from the increase in the fair value of the warrant liability. The Company recorded an impairment charge of $3.0 million in the fourth quarter of 2021 related to its investment in eNow. In the year ended December 31, 2020, we recorded a $1.0 loss on the extinguishment of debt. The negative change in fair value of obligation to issue shares of common stock to sellers of World Energy of $0.6 million for the year ended December 31, 2021 was due to a decrease in the stock price from the date of the acquisition.

Comparison of Years Ended December 31, 2020 and 2019

The consolidated statements of operations for the years ended December 31, 2020 and 2019 are presented below:

	Years Ended December 31,		$	%
	2020	2019	Change	Change

(In thousands, except per share and share amounts)
Revenues	$20,338	$7,215	13,123	181.9
Cost of revenues	17,594	8,075	9,519	117.9
Gross profit	2,744	(860)	3,604	419.1
Operating expenses:
Research and Development	4,445	2,874	1,571	54.7
Selling, general and admin expenses	13,593	9,835	3,758	38.2
Loss from operations	(15,294)	(13,569)	(1,725)	12.7
Other (income) expense:
Interest expense, net	6,370	2,151	4,219	196.1
Loss on extinguishment of debt	1,038	—	1,038	—
Change in fair value of warrant liabilities	35,015	—	35,015	—
Change in fair value of convertible notes payable derivative liabilities	2,889	(819)	3,708	452.7
Net loss	$(60,606)	$(14,901)	(45,705)	306.7

Revenues

Revenues increased by $13.1 million, or 181.9%, to $20.3 million in the year ended December 31, 2020 from $13.1 million for the year ended December 31, 2019. The increase was primarily due to the resolution of battery supply issues, increased end customer demand and increased order sizes. During the year ended December 31, 2020, we along with our suppliers and OEMs made improvements to our supply chain, including sourcing an additional battery supplier, which helped to counteract the negative impact of the COVID-19 pandemic on our business in prior quarters. Of the $20.3 million in revenue for the year ended December 31, 2020, approximately $17.2 million of revenue was recognized during the second half of the year, which was primarily due to the resolution of battery supply issues and seasonality in the order and delivery of fleet vehicles. Resolving the battery supply issues allowed us to increase production and fulfill orders in our outstanding backlog.

Cost of Revenues

Cost of revenues increased by $9.5 million, or 117.9%, to $17.6 million in the year ended December 31, 2020 from $9.5 million for the year ended December 31, 2019. The increase was due to higher unit volume as a result of increased customer orders and resolution of supply chain disruptions resulting from the COVID-19 pandemic and increased proportionally with the increased revenue. These supply chain disruptions were widespread in terms of shutdowns at various direct suppliers and their suppliers as well as the OEM vehicle factories that build the vehicles our customers had ordered in anticipation of the installation of our hybrid and plug in hybrid systems.

Gross Profit (Loss)

Gross profit increased by $3.6 million, or 419.1%, to $2.7 million in the year ended December 31, 2020 from a loss of $0.9 million for the year ended December 31, 2019. This increase in gross profit was primarily due to higher unit volume as discussed above as well as improved price realization per unit and cost reductions in sourcing batteries and other components.

Research and Development

Research and development expenses increased by $1.6 million, or 54.7%, to $4.4 million in the year ended December 31, 2020 from $1.6 million for the year ended December 31, 2019. The increase was primarily due to the hiring of additional engineering staff to support unit sales growth and to further develop our product line.

Selling, General and Administrative

Selling, general, and administrative expenses increased by $3.8 million, or 38.2%, to $13.6 million in the year ended December 31, 2020 from $3.8 million for the year ended December 31, 2019. The increase was primarily due to costs incurred for readiness to become a public company, including accounting, legal, and other professional fees incurred in connection with meeting SEC and other financial reporting responsibilities in the amount of $5.8 million, and an increase in headcount of about 46 employees to build out our human resource infrastructure in the amount of $7.6 million. The aforementioned increase in legal, accounting and other professional fees consist of increases in consulting fees of $4.8 million and legal fees of $1.1 million. Additionally, with the acquisition of World Energy, selling, general, and administrative expenses in the nine-month period increased by approximately $2.4 million compared to the comparable period in the prior year, consisting principally of employee compensation and benefits and professional fees.

Other Income (Expense), Net

Interest expense, net increased by $4.2 million, or 196.1%, to $6.4 million in the year ended December 31, 2020 from $2.2 million for the year ended December 31, 2019 primarily due to the increase in the amount of convertible debt incurred in February 2020, the increase in the amount of the term loan with Silicon Valley Bank in late 2019, the draw-down in August 2020 on our revolving line of credit and the conversion of the convertible debt in December of 2020 which resulted in the accelerated amortization of the debt discount. We incurred a loss on extinguishment of $1.0 million in connection with the amendment of certain convertible notes. Specifically, during February of 2020, we entered into amendments to the agreements with certain note holders to extend the maturities of $10.0 million in face value of convertible notes to February 2021. We computed the discounted cash flows from these convertible notes as of the date of the amendment, both before and after the amendment. We determined that there was a greater than 10% change in the present value of these cash flows, and as such, the amendment qualified as an extinguishment. Pursuant to the relevant accounting guidance, we recorded a loss on extinguishment of debt of $1.0 million. The change in fair value of warrant liabilities of $35.0 million for the year ended December 31, 2020 was on account of an increase in the fair value of our common stock. The change in fair value of convertible notes payable derivative liabilities of $2.9 million for the year ended December 31, 2020 was principally on account of an increase in the fair value of our Common Stock.

Liquidity and Capital Resources

Our cash requirements depend on many factors, including the execution of our business strategy and plan. We remain focused on carefully managing costs, including capital expenditures, maintaining strong balance sheet, and ensuring adequate liquidity. Our primary cash needs are for operating expenses, working capital and capital expenditures to support the growth in our business. Working capital is impacted by the timing and extent of our business needs. As of December 31, 2021, we had working capital of $358.0 million, including cash and cash equivalents of $351.8 million. We had a net income of $28.8 million (a net loss of $61.3 million after adjusting for a non-cash benefit of $90.1 to recognize the decline in fair value of warrant liability) for the year ended December 31, 2021 and incurred a net loss of $60.6 million for the year ended December 31, 2020, which included a non-cash charge of $35.0 million relating to an increase in the fair value of the warrant liability.

During the year ended December 31, 2021, 7,441,020 public warrants were exercised, which resulted in the issuance of 7,441,020 shares of the Company’s Common Stock, generating cash proceeds of approximately $85.6 million. No Public Warrants remain outstanding as of December 31, 2021.

As part of its strategic review, the Company has decided to narrow its operational focus in order to more effectively and judiciously execute on our strategy moving forward as well as to preserve cash. As part of this process, we will be strategically reducing some aspects of the hybrid offerings and limiting our products to those platforms and applications that are most scalable and provide the most substantial return on investment. As part of this narrowing of focus, we took actions in February 2022 to align our team and resources with our near-term needs. As part of this, we eliminated 51 positions across the organization. Severance charges related to the elimination of those position totaled approximately $1.3 million.

We expect to continue to incur net losses in the short term, as we continue to engage in a strategic review and reassess our operational focus. Based on our current liquidity, we believe that no additional capital will be needed to execute our current business plan over the next 12 months. We continually, evaluate our cash needs to raise additional funds or seek alternative sources to invest in growth opportunities, research and development projects, technology, sales, and other purposes.

Silicon Valley Bank Loan and Security Agreement

Effective December 10, 2018, and as amended on August 12, 2020 and December 1, 2020, we entered into a Loan and Security Agreement for a revolving line of credit and term loan with Silicon Valley Bank. The revolving line of credit features a maximum borrowing base equal to the lesser of the defined borrowing base less any outstanding principal or a minimum aggregate principal amount of $3 million, which may increase dependent upon certain revenue targets. In November 2019, we amended the Loan and Security Agreement to extend the maturity of the revolving line of credit to December 8, 2020. In December 2020, we amended the Loan and Security Agreement to extend the maturity of the revolving line of credit to January 18, 2021. The term loan was structured to be paid in two tranche periods of up to $1 million in each period, or up to $2 million in total. The revolving line of credit bears interest at a floating per annum rate equal to the greater of (i) the prime rate plus 4.50% or (ii) a fixed rate of 7.75%. The term loan has an interest rate equal to the greater of (i) the prime rate plus 2.00% or (ii) a fixed rate of 7.00%. The term loan would mature in December 2021.

In connection with the November 2019 amendment to the Loan and Security Agreement, we secured access to an additional growth capital term loan, structured to be paid in two tranche periods of up to $1.5 million in the first period and up to $0.5 million in the second period, or up to $2 million in total. This growth capital term loan has an interest rate equal to the greater of (i) the prime rate plus 2.00% or (ii) a fixed rate of 7.00%. The growth capital loan matures in June 2022.

The term loan and growth capital loan and accrued interest thereon were repaid in December 2020 following the consummation of the Business Combination.

Convertible Promissory Note Investment

On July 15, 2021, XL Fleet made an investment of $3.0 million into eNow, a developer of solar and battery power systems that is developing fully-electric transport refrigeration units (“eTRUs”) for Class 8 commercial trailers. In exchange for the investment, eNow issued to the Company a convertible debenture (the “eNow Convertible Note”) dated July 15, 2021 (the “Issuance Date”) in the original principal amount of $3.0 million, at the rate of 8% per annum and due on December 31, 2022. The investment was classified as an available-for-sale security. Due to certain events and conditions occurring in the fourth quarter, including supply chain issues that negatively impacted the timeline to deliver eTRUs, and reviewing the impact of these delays on the financial condition of eNow, the Company determined that the investment in the eNow Convertible Note was fully impaired and as such recorded a charge of $3.0 million, reflected within other (income) expense in the consolidated statements of operations. As discussed below, XL Fleet had an option to purchase eNow. If XL Fleet did not exercise this option, under certain circumstances the eNow Convertible Note would be converted on such date into Series B preferred stock. Interest on the outstanding principal sum of the eNow Convertible Note would commence accruing on the Issuance Date and computed on the basis of a 365- day year. The eNow Convertible Note did not convert to Series B preferred stock at December 31, 2021 and the investment remained in the form of a convertible note.

Pursuant to the terms of the eNow Convertible Note agreement, XL Fleet had the right to acquire eNow at a pre-determined valuation and had a right of first refusal with respect to competing offers to acquire eNow. In the fourth quarter of 2021, the Company notified eNow that it would not exercise its option to purchase eNow, which expired unexercised on December 31, 2021. In addition to the terms described above, on July 15, 2021 (“Effective Date”), XL Fleet entered into a Development and Supply Agreement (the “Development and Supply Agreement”) with eNow, whereby XL Fleet was made the exclusive provider of high voltage batteries and associated power systems for use in eNow eTRUs. The Company considered the existence of adverse conditions regarding the global supply chain crisis (chips, electronic hardware) that causes further impediments to eNow being able to execute on its business plan. XL Fleet evaluated the supply chain issues, specifically the lack of availability of batteries from third party suppliers, which increased during the three months ended December 31, 2021 and the eNow’s financial difficulties and, in January 2022, began discussions with eNow to terminate the Development System agreement.

Cash Flows Summary

Presented below is a summary of our operating, investing and financing cash flows:

	Years Ended December 31,
	2021	2020	2019

Net cash provided by (used in)
Operating activities	$(48,494)	$(19,881)	$(11,551)
Investing activities	$(14,829)	$(145)	$(28)
Financing activities	$85,358	$346,281	$9,208
Net change in cash and cash equivalents and restricted cash	$22,035	$326,255	$(2,371)

Cash Flows Used in Operating Activities

Our cash flows from operating activities are significantly affected by our cash investments to support the growth of our business in areas such as research and development and selling, general and administrative expense and working capital. Our operating cash inflows include cash from fleet electrification and related servicing, customer deposits, and delivery of turnkey energy efficiency and electric vehicle charging stations. These cash inflows are offset by our payments to suppliers for production materials and parts used in our manufacturing process, operating expenses, operating lease payments and interest payments on our financings.

The net cash used in operating activities for the year ended December 31, 2021 was $48.5 million. Sources consisted of a decrease in accounts receivable of $7.6 million primarily due to reduced sales in 2021, an increase in accrued expenses and other current liabilities of $4.6 million. The sources of operating cash were offset by operating expenditures of approximately $49.2 million (net income of $28.8 million less non-cash income (expense) of approximately $78.0 million including a mark-to-market gain on the fair value of warrant liabilities of $90.1 million, stock-based compensation of $(7.9) million, a non-cash impairment charge of $(3.0) million and depreciation and amortization expense of $(1.8) million), an increase of inventory of $10.4 million, and a decrease in accounts payable of $1.7 million.

The net cash used in operating activities for the year ended December 31, 2020 was $19.9 million which consisted of a net loss of $60.6 million, offset principally by a non-cash charge of $35.0 million relating to an increase in the fair value of warrant liabilities and a non-cash charge of $2.9 million related to a loss on the extinguishment of debt, debt discount amortization of $4.6 million, $1.0 million to stock-based compensation, and additional noncash charges in the aggregate of $1.4 million.

The net cash used in operating activities for the year ended December 31, 2019 was $11.6 million which consisted of a net loss of $14.9 million, offset principally by a decrease of $2.6 million in accounts receivable. The period over period increase in cash used in operating activities was principally due to an increase in the net loss.

Cash used in operations increased in 2021 versus 2020 by $28.8 million principally due to higher operating expenditures in the 2021 period, as well as higher inventory purchases offset by higher collections of accounts receivable in 2021.

Cash Flows Used in Investing Activities

The net cash used in investing activities for the year ended December 31, 2021 was $14.8 million which consisted of payment to acquire the membership interests of World Energy of $8.2 million, an investment in the eNow Convertible Note of $3.0 million and purchases of equipment of $3.6 million including $0.8 million toward the purchase of electric buses.

The net cash used in investing activities for the year ended December 31, 2020 was $0.15 million which consisted of the purchase of operating equipment and a truck to support R&D operations.

The net cash used in investing activities for the year ended December 31, 2019 was $0.03 million which consisted of the purchase of R&D equipment.

Cash Flows Provided by Financing Activities

The net cash provided by financing activities for the year ended December 31, 2021 was $85.4 million which primarily consisted of proceeds from the exercise of public warrants of $85.6 million.

The net cash provided by financing activities for the year ended December 31, 2020 was $346.3 million which consisted of proceeds from the reverse merger recapitalization of the Company, net of issuance costs of $207.2 million, proceeds from the issuance of the PIPE transaction, net of issuance costs, of $144.9 million and proceeds of $8.10 million from the issuance of subordinated convertible promissory notes.

The net cash provided by financing activities for the year ended December 31, 2019 was $9.21 million which consisted of proceeds from the issuance of subordinated convertible promissory notes of $10.0 million. The year over year increase in cash provided was principally to fund our expanding operations.

Related Parties

We are party to a noncancelable lease agreement for office, research and development, and vehicle development and installation facilities with a holder of more than 5% of our Common Stock. On February 28, 2021, the lease term was extended through February 28, 2022. In January 2022, the lease term was extended through August 31, 2022. Pursuant to the terms of the lease agreement, we currently pay monthly rent installments of $19,473 for this property. Rent expense under the operating lease for the years ended December 31, 2021, 2020, and 2019 was $0.2 million, $0.2 million and $0.2 million, respectively.

Off-Balance Sheet Arrangements

During the periods presented, other than the New Markets Tax Credit variable interest entity, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with the generally accepted accounting principles of the U.S. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the consolidated balance sheet date, as well as the reported expenses incurred during the reporting periods. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to our consolidated financial statements.

While our significant accounting policies are described in the notes to our historical financial statements included elsewhere in this Annual Report (see Note 2 in the accompanying audited consolidated financial statements), we believe that the following accounting policies require a greater degree of judgment and complexity: revenue recognition, business combinations and convertible notes derivative accounting. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

Business combinations: We account for the acquisition of a business in accordance with ASC 805, Business Combinations (ASC 805). Amounts paid to acquire a business are allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. We determine the fair value of purchase consideration, including contingent consideration, and acquired intangible assets based on detailed valuations that use certain information and assumptions provided by management. We allocate any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill. The results of operations of acquired businesses are included in the financial statements from the date of acquisition forward. Acquisition-related costs are expensed to the Statement of Operations as incurred.

We use the income approach to determine the fair value of developed technology acquired in a business combination. This approach determines fair value by estimating the after-tax cash flows attributable to the respective asset over its useful life and then discounting these after-tax cash flows back to a present value. We base our revenue assumptions on estimates of relevant market sizes, expected market growth rates, expected trends in technology and expected product introductions by competitors. Developed technology represents patented and unpatented technology and know-how.

Revenue Recognition: On January 1, 2019, we adopted Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Our revenue is primarily derived from the sales of hybrid electric powertrain equipment. Our products are marketed and sold to end-user fleet customers and channel partners in the United States and Canada. Sales of products and services are subject to economic conditions and may fluctuate based on changes in the industry, trade policies and financial markets.

Revenue is recognized upon transfer of control to the customer, which occurs when we have a present right to payment, legal title has passed to the customer, the customer has the significant risks and rewards of ownership, and where acceptance is not a formality, the customer has accepted the product or service. In general, transfer of control is upon shipment of the equipment as the terms are free on board shipping point, or equivalent and we have no other promised goods or services in our contracts with customers. In limited instances, we provide installation services to end-user fleet customers related to the purchased hybrid electric powertrain equipment. When provided, the installation services are not distinct within the context of the contract due to the fact that the end-use fleet customer is purchasing a completed modification to our vehicles and therefore, the installation services involve significant integration to integrate the hybrid electric powertrain equipment with the customer’s vehicle. As a result, the hybrid electric powertrain equipment and installation services represent a single performance obligation within these contracts with customers. We have elected to treat shipping and handling activities related to contracts with channel partner customers as costs to fulfill the promise to transfer the associated equipment and not as a separate performance obligation. For the XL Grid solutions, in general, transfer of control is upon the acceptance and certification of project completion by both the end customer and the utility who is funding the energy incentives, representing a single performance obligation of the Company. Due to the short-term nature of projects (typically two to three weeks), the Company recognizes revenues from all XL Grid solutions activities at a point in time, when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and the Company has the right to payment for the transferred asset. The Company also assesses multiple contracts entered into by the same customer in close proximity to determine if the contracts should be combined for revenue recognition purposes. During the duration of a project for XL Grid solutions, all direct material and labor costs and those indirect costs related to the project are capitalized, and customer deposits are treated as liabilities. Once a project has been completed and the energy efficiency upgrades have been deemed to meet client specifications, capitalized costs are charged to earnings.

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods and services to the customer. Revenue is recorded based on the transaction price, which is solely made up of fixed consideration for its products and services. The Company does not adjust transaction price for the effects of a significant financing component when the period between the transfer of the promised good or service to the customer and payment for that good or service by the customer is expected to be one year or less. The Company has not identified any significant financing components to date.

We provide limited-assurance-type warranties for our equipment and work performed under our contracts. The warranty period typically extends for 3 years following transfer of control of the equipment. The warranties solely relate to correction of product defects during the warranty period, which is consistent with similar warranties offered by competitors. Therefore, we have determined that this warranty is outside the scope of ASC 606 and will continue to be accounted for under ASC 460, Guarantees. At the time of purchase of the equipment, customers may purchase from us an extended warranty for our equipment. The extended warranty commences upon the end of the assurance-based warranty period and is considered a separate performance obligation that represents a stand-ready obligation to perform warranty services after the assurance-type warranty expires. The transaction price allocated to the extended warranty is recognized ratably over the extended warranty period.

When our contracts with customers contain multiple performance obligations, the contract transaction price is allocated on a relative standalone selling price (“SSP”) basis to each performance obligation. We determine SSP based on observable selling prices for the sale of kits. For extended warranties, we determine SSP based on expected cost plus margin. We establish the margin based on review of market conditions and margins obtained by market participants for similar services. Any allocation of the transaction price required is determined at the contracts’ inception.

Warrant liabilities: We account for the warrants which we assumed in connection with our Business Combination in accordance with ASC 815-40, “Derivatives and Hedging—Contracts in Entity’s Own Equity” (“ASC 815”), under which the warrants do not meet the criteria for equity classification and must be recorded as liabilities. As the warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Operations in the period of change.

Reserves and net realizable value adjustments for the Company’s warranty liability and inventory, respectively: The Company uses consistent methodologies to evaluate inventory for net realizable value and periodically reviews inventories for obsolescence and any inventories identified as slow moving or obsolete are initially reserved for and then written-off. The Company also assesses net realizable value by reviewing current quantities on hand to projected usages over the next twelve months. As of December 31, 2021 and 2020, the Company’s inventory reserve for obsolescence was $2,863 and $58, respectively.

Customers who purchase the Power Drive systems are provided limited-assurance-type warranties for equipment and work performed under the contracts. The warranty period typically extends for 3 years following transfer of control of the equipment. The warranties solely relate to correction of product defects during the warranty period, which is consistent with similar warranties offered by competitors. Therefore, the Company has determined that these warranties are outside the scope of ASC 606 and will continue to be accounted for under ASC 460, Guarantees. At the time of purchase of the equipment, customers may purchase from the Company an extended warranty for its equipment. The extended warranty commences upon the end of the assurance-based warranty period and is considered a separate performance obligation that represents a stand-ready obligation to perform warranty services after the assurance- type warranty expires. The transaction price allocated to the extended warranty is recognized ratably over the extended warranty period. Customers of XL Grid solutions are provided limited-assurance-type warranties for a term of one year for installation work performed under its contracts. Warranties for equipment sold to customers are provided by the original equipment manufacturers.

For both Power Drives and XL Grid solutions, the Company accrues the estimated cost of product warranties for unclaimed charges based on historical experiences and expected results. Should product failure rates and material usage costs differ from these estimated revisions to the estimated warranty liability are required. The Company periodically assesses the adequacy of its recorded product warranty liabilities and adjusts the balances as required. Warranty expense is recorded as a component of cost of product revenue in the statements of operations.

Impairment assessment of goodwill and long-lived assets: The Company reviews long-lived assets, including property and equipment and, intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that an asset group’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analysis in accordance with ASC 360-10, Impairment or Disposal of Long-Lived Assets, which requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset group is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value. During the years ended December 31, 2021, 2020 and 2019, no impairment indicators were identified.

Goodwill represents the excess of cost over the fair market value of net tangible and identifiable intangible assets of acquired businesses. Goodwill is not amortized but instead is annually tested for impairment, or more frequently if events or circumstances indicate that the carrying amount of goodwill may be impaired. The Company has recorded goodwill in connection with its historical business acquisitions.

The Company performs its annual goodwill impairment assessment at October 1 each fiscal year, or more frequently if events or circumstances arise which indicate that goodwill may be impaired. An assessment can be performed by first completing a qualitative assessment on the Company’s single reporting unit. The Company can also bypass the qualitative assessment in any period and proceed directly to the quantitative impairment test, and then resume the qualitative assessment in any subsequent period. Qualitative indicators that may trigger the need for annual or interim quantitative impairment testing include, among other things, deterioration in macroeconomic conditions, declining financial performance, deterioration in the operational environment, or an expectation of selling or disposing of a portion of the reporting unit. Additionally, a significant change in business climate, a loss of a significant customer, increased competition, a sustained decrease in share price, or a decrease in estimated fair value below book value may trigger the need for interim impairment testing of goodwill.

If the Company believes that, as a result of its qualitative assessment, it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the quantitative impairment test is required. The quantitative test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recorded as a reduction to goodwill with a corresponding charge to earnings in the period the goodwill is determined to be impaired. The income tax effect associated with an impairment of tax- deductible goodwill is also considered in the measurement of the goodwill impairment. Any goodwill impairment is limited to the total amount of goodwill.

The Company determines the fair value of its reporting unit using the market approach. Under the market approach method, the Company compared its book value to the fair value of its public float, utilizing the fair value of its common stock on the measurement date.

Valuation of deferred tax assets: The Company accounts for income taxes in accordance with ASC 740, Income Taxes, under which deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards. Deferred income taxes are provided for the temporary differences arising between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss carry-forwards and credits. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which the differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statements of operations in the period in which the enactment rate changes. Deferred tax assets and liabilities are reduced through the establishment of a valuation allowance if, based on available evidence, it is more likely than not that the deferred tax assets will not be realized.

Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

New and Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are applicable to us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations under adoption.

As of December 31, 2021, the Company satisfies the definition of a “large accelerated filer” under the definition of the Securities Exchange Act of 1934, as amended, and it no longer qualifies as an emerging growth company. See the section titled “Summary of Significant Accounting Policies — Recent accounting pronouncements issued and adopted” in Note 2 to our consolidated financial statements included elsewhere in this Annual Report for additional information.

Quantitative and Qualitative Disclosure About Market Risk

Not required.

Off-Balance Sheet Arrangements

We have no significant known off balance sheet arrangements.